ADVISORY AGREEMENT

This ADVISORY AGREEMENT (this “Agreement”), is entered into effective as of January 1, 2014, by and between Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Company”), and Kathleen Mullinix (“Advisor”).

RECITALS

WHEREAS, Advisor has certain knowledge, expertise, experience and reputation which the Company desires to avail itself; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to retain Advisor to provide certain advisory services to the Company, and Advisor wishes to render such services.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and agreements herein contained, Advisor and the Company by this Agreement agree as follows:

1.           Engagement. The Company hereby agrees that, commencing on January 1, 2014 (the “Effective Date”), the Company shall engage Advisor and Advisor hereby accepts such engagement with the Company, upon the terms and subject to the conditions hereinafter set forth.

2.           Term. The initial term of Advisor’s engagement under this Agreement (the “Initial Term”) shall commence on the Effective Date and, subject to the provisions of Section 6, shall continue until December 31, 2014. The Initial Term and any subsequent one year term (each a “Term”) shall automatically be extended on an annual basis unless a Notice of Intent to Terminate is given by either party at least 90 days before the end of the applicable Term.

3.           Services. Advisor shall advise on business development.

4.           No Authority to Bind. Except as directed and authorized by the Chief Executive Officer of the Company in writing, Advisor shall not execute or agree to any contract, agreement or instrument on behalf of the Company.

5.           Compensation. The Company shall pay to Advisor the sum of $25,000 payable in two installments of $12,500 with the first installment payable on January 31, 2014 and the second installment payable on July 1, 2014.

6.           Termination. The Company may terminate this Agreement at any time “for cause” upon delivery of written notice to Advisor, in which case such termination shall be effective immediately upon Advisor’s receipt of the written notice.

“Cause” shall mean:

(a)	Advisor is convicted of, or pleas nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; or

(b)	Advisor is in material breach of any provision of this Agreement or any other agreement with the Company, or willfully fails to or refuses to comply with the lawful directives of the Chief Executive Officer or the Board in the performance of her duties under this Agreement (other than a failure caused by temporary disability).

7.           Proprietary Rights and Nondisclosure and Nonuse of Confidential Information.

7.1           It is understood that during the term of this Agreement, Advisor may be exposed to information that is confidential and proprietary to the Company. All such information (hereinafter “Lixte Confidential Information”), whether written or oral, tangible or intangible, that is made available, disclosed, or otherwise made known to Advisor by the Company or its employees under this Agreement shall be considered confidential and shall be considered the sole property of the Company. Lixte Confidential Information shall be (a) marked as confidential, or (b) otherwise represented by the disclosing party as confidential either before or within a reasonable time after its disclosure to the receiving party. This obligation of confidentiality shall remain in effect for a period of five (5) years after the expiration or termination of this Agreement.

7.2           The obligations of confidentiality set forth in Paragraph 7.1 shall not apply to any information that:

(a)	is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; or

(b)	was already known to the recipient as evidenced by prior written documents in its possession; or

(c)	is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

(d)	is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder as evidenced by written documents in its possession; or

(e)	has been approved in writing by one party for publication by the other party; or

(f)	is required to be disclosed in compliance with applicable laws or regulations.

8.           Nonsolicitation; Nondisparagement. Advisor acknowledges that during the course of Advisor’s engagement by the Company, Advisor has and will continue to have the opportunity to develop relationships with existing employees, clients, distributors, and prospective clients, and other business associates of the Company, which relationships constitute goodwill of the Company and that the Company would be irreparably damaged if Advisor were to take actions that would damage or misappropriate such goodwill. Advisor accordingly agrees that during the period commencing on the Effective Date and ending on the first anniversary of the conclusion of the Term, Advisor shall not, directly or indirectly, either for the benefit of Advisor or any other person, do any of the following:

(a)	Solicit any employee of the Company to terminate her employment with the Company, or employ any such individual during her employment with the Company and for a period of six months after such individual terminates her employment with the Company;

(b)	Solicit any distributor or customer, or prospective distributor or customer, of the Company to terminate her relationship with the Company, or accept any business from any such distributor or customer, or prospective distributor or customer, of the Company; or

(c)	Make any public statement, comment or remark that disparages the integrity or competence of a Company officer, director, employee, or shareholder, that disparages any product or service of the Company, or that is reasonably likely to cause injury to the relationships between the Company and any existing or prospective distributor, client, contractual counterparty, supplier, customer, employee, consultant or other business associate of the Company. Likewise, the Company agrees that it shall not make any public statement, comment or remark that disparages the integrity or competence of Advisor.

9.           Status as Advisor.

9.1           Intention of the Parties. It is mutually understood and agreed that Advisor, while performing all responsibilities under this Agreement, is and shall at all times be, act, function, and perform all services and responsibilities in the legal capacity of an independent contractor. It is mutually understood and agreed that no work, act, commission or omission of any act by Advisor or the Company pursuant to the terms and conditions of this Agreement shall be construed to make or render Advisor an employee of the Company. Furthermore, Advisor shall not, under any circumstances, hold herself out to be an employee of the Company.

9.2           Independent Advisor to Control Performance. The Company shall have no right or authority to direct or control Advisor with respect to the performance of Advisor’s duties under this Agreement, or with respect to any other matter, except as otherwise provided by this Agreement. It is further understood that Advisor is free to contract with other companies to provide professional services, as long as that service does not violate the provisions of Sections 7 or 8.

9.3           Expenses. Except as provided in this Section 9.3, Advisor shall be fully responsible to pay any and all expenses and disbursements that she incurs in the performance of any services or obligations covered by this Agreement. The Company shall, however, reimburse Advisor for all actual and reasonable travel expenses incurred by Advisor when Advisor is traveling at the request of the Company in connection with its duties; provided, that (i) Advisor shall not be entitled to reimbursement for any individual expenditure in excess of $1,000, unless such expenditure shall have been pre-approved in writing by the Company’s Chief Executive Officer, and (ii) Advisor shall not be entitled to reimbursement for a particular expenditure if Advisor does not submit to the Company sufficient documentation evidencing such expenditure.

9.4           Taxes and Benefit Programs. Advisor shall be liable and responsible to pay any and all taxes relating to all amounts paid to Advisor hereunder. It is understood and agreed that because Advisor is not an employee of the Company, the Company shall not withhold any taxes from amounts paid to Advisor. Advisor shall be fully and solely responsible to report income and expenses. Advisor acknowledges that she is solely responsible for her own tax planning and that the Company has not provided Advisor with any tax advice regarding the tax implications of this Agreement. It is also understood and agreed that Advisor shall not be eligible to participate in any benefits or programs sponsored or financed by the Company for its employees.

10.	Miscellaneous.

10.1 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, upon confirmation of receipt, if given by electronic facsimile and on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail addressed as follows:

If to the Company to:

Lixte, Inc. 6 Tinker Lane East Setauket, New York 11733 Attn: John Kovach, M.D.

Phone: (631) 751-2882 Fax: (631) 982-5050 Email: kovach1329@yahoo.com

If to Advisor:

1050 Fifth Avenue New York, New York 10028 Phone: Fax: e-mail:

Any party may by notice given in accordance with this Section 11.1 to the other parties designate another address or person for receipt of notices hereunder.

10.2           Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be amended, superceded, canceled, renewed or extended, and the terms hereof or thereof may be waived, only by a written instrument signed by each of the parties hereto or thereto or, in the case of a waiver, by the party waiving compliance.

10.3           Attorneys’ Fees. If any legal action or arbitration arises under this Agreement, arises by reason of any asserted breach of it, or arises between the parties and is related in any way to the subject matter of the Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, arbitration costs, investigative costs, reasonable accounting fees and charges for experts.

10.4           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. Neither this Agreement nor any of the rights hereunder may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other party hereto or thereto; provided, however, that the Company may assign its rights hereunder to any subsidiary or to any person or entity that acquires, directly or indirectly, all or substantially all of the Company’s business (whether through acquisition of assets, stock or any other means). Any non-permitted assignment or attempted assignment shall be void, ab initio. Nothing herein is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, except as otherwise provided herein.

10.5           Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of any counterpart signature page of this Agreement, written communication or notice hereunder by facsimile shall be equally as effective as delivery of a manually executed original of such counterpart signature page, communication or notice.

10.6           Further Assurances. Each party hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

10.7           Agreement Authorized. Advisor hereby represents and warrants that she is free to enter into this Agreement and that she is free to render its services pursuant to this Agreement, and that Advisor is not subject to any obligation or restriction that would prevent him from discharging her duties under this Agreement, and agrees to indemnify and hold harmless the Company from and with respect to any liability, damages or costs, including attorneys’ fees, arising out of any breach by Advisor of this representation and warranty.

10.8           Governing Law. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of New York.

10.9          Entire Agreement. This Agreement, and any other agreement explicitly mentioned herein, by and between the Company and Advisor, set forth the entire agreement between the Company and Advisor with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Advisor, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Advisor’s engagement, express or implied, other than to the extent expressly provided for herein.

10.10        Survival at Termination. The termination of this Agreement shall not affect the obligations to the parties hereunder which by the nature thereof are intended to survive any such termination including, without limitation, the obligations of Advisor under Sections 7 and 8.

IN WITNESS WHEREOF, the parties hereto have duly executed this Advisory Agreement as of the day and year first above written.

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:
Name: John Kovach
Its: President

Kathleen Mullinix

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